File Pursuant to Rule 424(b)(5)
Registration Statement No. 333-283961

Prospectus Supplement

(To Prospectus dated February 27, 2025)

U.S. $3,500,000,000

Canada

4.000% United States Dollar Bonds due March 18, 2030

Canada will pay interest on the bonds semi-annually in arrears on March 18 and September 18 of each year, commencing September 18, 2025. Interest will accrue from March 18, 2025. Canada cannot redeem the bonds prior to maturity unless certain events occur involving Canadian taxation as further described in “Description of Bonds — Maturity, Redemption and Purchases”. The bonds will mature on March 18, 2030.

The bonds will constitute direct unconditional obligations of Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

The bonds will contain collective action clauses with provisions regarding future modifications to their terms. Under those provisions, which are described beginning on page S-2 of this prospectus supplement, modifications affecting the reserved matters listed in the bonds, including modifications to payment and other important terms of the bonds, may be made with the consent of the holders of 75% of the aggregate principal amount of bonds then outstanding.

Application has been made for the bonds offered by this prospectus supplement to be admitted to the Official List of the Luxembourg Stock Exchange and for such bonds to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. Unless the context otherwise requires, references in this prospectus supplement to the bonds being “listed” shall mean that the bonds have been admitted to trading on the Euro MTF Market and have been admitted to the Official List of the Luxembourg Stock Exchange. The Euro MTF Market of the Luxembourg Stock Exchange is not a regulated market for purposes of the Markets in Financial Instruments Directive 2014/65/EU (as amended, “MiFID II”). The Underwriters will purchase all of the bonds if any are purchased.

	Per Bond	Total
Public offering price(1)	99.664%	U.S. $	3,488,240,000
Underwriting discount	0.125%	U.S. $	4,375,000
Proceeds, before expenses, to Canada(1)	99.539%	U.S. $	3,483,865,000

(1)	Plus accrued interest from March 18, 2025, if settlement occurs after such date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these bonds or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement has been prepared on the basis that any offer of the bonds in any Member State of the EEA (as defined herein) or the United Kingdom will be made pursuant to an exemption under Regulation (EU) 2017/1129 (the “Prospectus Regulation”) or Regulation (EU) 2017/1129 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (the “UK Prospectus Regulation”), as applicable, from the requirement to publish a prospectus or supplement a prospectus for offers of the bonds. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation or the UK Prospectus Regulation.

We expect that the bonds will be ready for delivery in book-entry form only through The Depository Trust Company, CDS Clearing and Depository Services Inc., Clearstream, Luxembourg or Euroclear, as the case may be, on or about March 18, 2025.

Barclays	BMO Capital Markets	CIBC Capital Markets	J.P. Morgan	RBC Capital Markets

BNP PARIBAS	BofA Securities	Casgrain	Citigroup	Desjardins Capital Markets	Goldman Sachs International

HSBC	Laurentian Bank Securities	National Bank of Canada Financial Markets	Scotiabank	TD Securities	Wells Fargo Securities

The date of this prospectus supplement is March 11, 2025.

Prospectus Supplement

This prospectus supplement should be read together with the prospectus dated February 27, 2025 (the “prospectus”) of Canada which contains, or incorporates by reference, information regarding Canada and other matters, including a description of certain terms of Canada’s securities. Neither Canada nor the Underwriters (as defined herein) have authorized any other person to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither Canada nor the Underwriters are making an offer to sell these bonds in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information previously filed by Canada with the U.S. Securities and Exchange Commission (the “SEC”) and incorporated by reference in the accompanying prospectus, is accurate only as of the date of such documents. That portion of the bonds being offered by this prospectus supplement and the accompanying prospectus to be sold in the United States or in circumstances where registration of the bonds is required has been registered under registration statement no. 333-283961 which Canada has filed with the SEC. Further information regarding Canada and the bonds may be found in registration statement no. 333-283961.

Canada files reports and other information with the SEC in the United States. Canada’s SEC filings are available to the public from the SEC’s website at www.sec.gov.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. In particular, in the case of offers in the EEA, the bonds may not be offered or sold, directly or indirectly, except in circumstances that will result in compliance with the Prospectus Regulation and any other applicable laws and regulations.

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Persons in whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.

This prospectus supplement has been prepared on the basis that all offers of the bonds in any member state (the “Member States” and each, a “Member State”) of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to produce or publish a prospectus. Accordingly, any person making or intending to make any offer within a Member State of the bonds may only do so in circumstances in which no obligation arises for Canada or any Underwriter to produce or publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 or the Prospectus Regulation in relation to such offer. Neither Canada nor the Underwriters have authorized, nor do they authorize, the making of any offer of the bonds in circumstances in which an obligation arises for Canada or any of the Underwriters to publish a prospectus or supplement a prospectus for such offer. Canada does not consent to the use of this prospectus supplement in any other circumstances. Canada has not authorized and does not authorize the making of any offer of the bonds through any financial intermediary, other than offers made by the Underwriters resulting in sales constituting the final placement of the bonds contemplated in this prospectus supplement.

Solely for the purposes of the product approval process of any relevant underwriter that considers itself a manufacturer pursuant to MiFID II (each a “manufacturer” and, together, the “manufacturers”), the target market assessment in respect of the bonds has led to the conclusion that: (i) the target market for the bonds is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the bonds (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Solely for the purposes of the product approval process of any relevant underwriter that considers itself a manufacturer pursuant to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (each a “UK Manufacturer” and, together, the “UK Manufacturers”), the target market assessment in respect of the bonds has led to the conclusion that: (i) the target market for the bonds is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the bonds (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).

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This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

References in this prospectus supplement to “U.S. $” and “United States dollars” are to the lawful money of the United States of America and all references to the “European Economic Area” or “EEA” are to the Member States of the European Union together with Iceland, Norway and Liechtenstein.

In this prospectus supplement, unless otherwise indicated, dollar amounts are expressed in United States dollars. On March 11, 2025, the daily average rate of the Bank of Canada for conversion of United States dollars (“U.S. $”) to Canadian dollars (“Cdn.$”) was U.S. $1.00 = Cdn.$1.4451.

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SUMMARY OF THE OFFERING

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	His Majesty in right of Canada (“Canada”), c/o Senior Director, Reserves Management Section, Department of Finance, 13th Floor, 90 Elgin Street, Ottawa, Ontario, Canada K1A 0G5 (Phone: (613) 301-6836; Email: rrm_grr@fin.gc.ca), LEI 4BFD7AQU0A75QLAHK410.

Securities Offered	U.S. $3,500,000,000 principal amount of 4.000% United States Dollar Bonds due March 18, 2030.

Interest Payment Dates	March 18 and September 18 of each year, commencing September 18, 2025.

Redemption	We may not redeem the bonds prior to maturity, unless certain events occur involving Canadian taxation. See “Description of Bonds — Maturity, Redemption and Purchases”.

Markets	We will offer the bonds for sale in the United States, Canada, Europe and Asia. See “Underwriting”.

Listing	Application has been made to list (as defined on the cover page of this prospectus supplement) the bonds on the Euro MTF Market of the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. The Euro MTF Market of the Luxembourg Stock Exchange is not a regulated market for purposes of MiFID II. In certain circumstances, we may cease to maintain such listing and agree to use our reasonable efforts to obtain an alternative listing. See “General Information — No Obligation to Maintain Listing”.

Status	The bonds will constitute direct unconditional obligations of Canada. The payment of principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

Form and Settlement	We will issue the bonds in the form of one or more fully registered global bonds registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), and will record the global bonds in a register held by Citibank, N.A., as Registrar. You may hold a beneficial interest in a global bond through DTC, CDS Clearing and Depository Services Inc. (“CDS”), Clearstream Banking, S.A. (“Clearstream, Luxembourg”) or Euroclear Bank SA/NV (“Euroclear”) directly as a participant in one of those systems or indirectly through organizations which are participants in any of those systems.

As an owner of a beneficial interest in a global bond, you will generally not be entitled to have bonds registered in your name, will not be entitled to receive certificates in your name evidencing the bonds and will not be considered the holder of any bonds under the Fiscal Agency Agreement (as defined below).

We will issue the bonds only in denominations of U.S. $5,000 and integral multiples of U.S. $5,000.

Withholding Tax	We will make payments of principal and interest in respect of the bonds without withholding or deducting for Canadian withholding tax as set forth in “Tax Matters — Canadian Federal Income Tax Consequences” and in “Description of Bonds — Payment of Additional Amounts” in the accompanying prospectus.

Collective Action Clauses	The bonds will contain provisions regarding voting on amendments, modifications and waivers. These provisions are commonly referred to as collective action clauses and are described more fully in “Description of Bonds — Modification.” Under these provisions, we may amend certain key terms of the bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of bonds then outstanding.

RECENT DEVELOPMENTS

Tariffs on Canadian Goods

On February 1, 2025, the U.S. President issued an Executive Order ‘Imposing Duties to Address the Flow of Illicit Drugs Across our Northern Border’, establishing ad valorem duty rates of 10 percent on energy and energy resource imports and 25 percent on all other imports from Canada, with an effective date of February 4, 2025. In response, on February 1, 2025, the Government of Canada announced plans to implement 25 percent tariffs on CAD$155 billion of U.S. imports. Subsequently, on February 3, 2025, both countries agreed to delay the imposition of their respective tariff measures, with the U.S. President issuing a second Executive Order, ‘Progress on the Situation at our Northern Border,’ which suspended implementation of these duty rates until March 4, 2025.

As of March 4, 2025, Canadian imports are subject to the previously announced ad valorem duty rates of 10 percent on energy and energy resource imports and 25 percent on all other imports. In response to the imposition of tariffs by the United States, on March 4, 2025, the Government of Canada implemented plans to place 25 percent tariffs on CAD$155 billion of U.S. imports. The initial phase imposed duties on CAD$30 billion of U.S. goods, effective March 4, 2025, concurrent with the U.S. measures. This first list encompasses products like orange juice, peanut butter, wine, spirits, beer, coffee, appliances, apparel, footwear, motorcycles, cosmetics, and certain pulp and paper products. Should the U.S. continue to apply tariffs on Canada, the Government of Canada has signaled its intent to impose additional countermeasures on $125 billion in imports from the U.S., drawing from a list of goods outlined on the Department of Finance’s website which are now open for comment until April 2, 2025. The list includes products such as electric vehicles, fruits and vegetables, beef, pork, dairy, electronics, steel, aluminum, trucks, and buses. The scope for additional tariffs could also be increased.

On March 5, 2025, the U.S. President issued a statement indicating a one month exemption from tariffs on auto imports from Canada. Further, on March 6, 2025, the U.S. President issued an Executive Order ‘Amendment to Duties to Address the Flow of Illicit Drugs Across our Northern Border’, exempting goods subject to the Agreement between the United States of America, the United Mexican States and the Government of Canada (‘CUSMA’) from the aforementioned ad valorem duty rates and a reduction in the ad valorem duty on potash imports not otherwise subject to the CUSMA, to 10%. The exemption was announced to remain in effect until April 2, 2025.

While trade representatives from Canada and the United States continue to discuss potential delays and exemptions and the scope of the tariffs and counter tariffs, the Canadian Government can provide you with no assurance that any additional delays or exemptions or changes in scope will be agreed. In addition, in February 2025, the Trump Administration announced its intention to begin implementing tariffs of 25 per cent on steel and aluminum imports from Canada from March 12, 2025. The Trump Administration has also announced separate broader reciprocal tariffs on its trading partners starting in April 2025. The scope, content and specific targets of these tariffs have not been specified and the Canadian Government cannot predict when, whether or how any such tariffs will be implemented and their impact on Canada, Canadian trade with the United States and global trade more generally.

The U.S. is Canada’s largest trading partner, accounting for approximately three-quarters of Canada’s total merchandise exports. Canada is the U.S.’s second largest trading partner and the largest destination for U.S. merchandise exports. The tariffs currently in force, together with any countermeasures or any additional tariffs in a rapidly evolving scenario, could significantly impact Canadian exports and the broader Canadian economy.

Governmental and Parliamentary Changes in Canada

On January 6, 2025, Justin Trudeau had announced his intention to resign as Prime Minister and leader of the Liberal Party of Canada once the party selected a new leader. On March 9, 2025, Mark Carney was selected to replace Justin Trudeau as leader of the Liberal Party of Canada. As leader of the Liberal Party of Canada, which holds the largest number of seats of any party in the House of Commons, Mr. Carney is now in line to replace Justin Trudeau as Prime Minister, which is expected in the coming days.

DESCRIPTION OF BONDS

General

The 4.000% United States Dollar Bonds due March 18, 2030 in the initial aggregate principal amount of U.S. $3,500,000,000 will be issued subject to a fiscal and paying agency agreement to be dated as of March 18, 2025 (the “Fiscal Agency Agreement”) between Canada and Citibank, N.A., as fiscal agent, transfer agent, registrar and principal paying agent (the “Registrar”).

The terms and conditions of the bonds are summarized below and are subject to the detailed provisions of the Fiscal Agency Agreement and the exhibits thereto, including the form of the global bonds, a copy of which will be incorporated by reference as an exhibit to registration statement no. 333-283961. The bonds and the Fiscal Agency Agreement together constitute a contract, all of the terms and conditions of which the registered holder, by acceptance of the bonds, assents to and is deemed to have notice of. Additional terms of the bonds are described in the accompanying prospectus under the heading “Description of Bonds”.

References to principal and interest in respect of the bonds shall be deemed also to refer to any Additional Amounts which may be payable. See “Description of Bonds — Payment of Additional Amounts” in the accompanying prospectus.

Status of the Bonds

The bonds will constitute direct unconditional obligations of Canada and as such will carry the full faith and credit of Canada. Payments of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of Canada under the bonds rank equally with all of Canada’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Form, Denomination and Registration

The bonds will be issued in the form of one or more fully registered global bonds registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global bonds directly through any of DTC (in the United States), CDS (in Canada) or Clearstream, Luxembourg or Euroclear (in Europe) if they are participants in such systems, or indirectly through organizations which are participants in such systems. CDS will hold interests on behalf of its participants directly through its account at DTC and Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries (the “U.S. Depositaries”), which in turn will hold such interests in customers’ securities accounts in the names of the U.S. Depositaries on the books of DTC. Except in the limited circumstances described herein, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered owners or holders thereof under the Fiscal Agency Agreement. See “Title” and “Definitive Certificates”.

Bonds will only be sold in minimum denominations of U.S. $5,000 and integral multiples of U.S. $5,000.

All bonds will be recorded in a register maintained by the Registrar, and will be registered in the name of Cede & Co., for the benefit of owners of beneficial interests in the global bonds, including participants in DTC, CDS, Clearstream, Luxembourg and Euroclear.

The Registrar will be responsible for (i) maintaining a record of the aggregate holdings of the global bonds of Cede & Co.; (ii) ensuring that payments of principal and interest in respect of the global bonds received by the Registrar from Canada are duly credited to Cede & Co.; and (iii) transmitting to Canada any notices from the registered holders of bonds.

The Registrar will not impose any fees in respect of the bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed bonds. However, owners of beneficial interests in the global bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems and will be required to pay a sum sufficient to cover any stamp or other tax or governmental charges payable on any transfer or exchange of the bonds.

Title

Subject to applicable law and the terms of the Fiscal Agency Agreement, Canada and the Registrar will treat the persons in whose name a global bond is registered, initially Cede & Co., as nominee for DTC, as the owner of such global bond for the purpose of receiving payments of principal and interest on the bonds and for all other purposes whatsoever, except in respect of the payment of Additional Amounts. Therefore, neither Canada nor the Registrar has any direct responsibility or liability for the payment of principal or interest on the bonds to owners of beneficial interests in a global bond.

Interest

The bonds will bear interest from March 18, 2025 at a rate of 4.000% per annum. Interest on the bonds will be payable in two equal semi-annual installments in arrears on March 18 and September 18 of each year, commencing September 18, 2025. Interest will be payable to the persons in whose names the bonds are registered at the close of business on March 3 or September 3 (the regular record dates), as the case may be, preceding the applicable interest payment date. Interest on the bonds will cease to accrue on the date fixed for redemption or repayment unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the bonds shall bear interest at the rate of 4.000% per annum (before as well as after judgment) until paid, or if earlier, when the full amount of the moneys payable has been received by the Registrar and notice to that effect has been given in accordance with “Notices” below.

Whenever it is necessary to compute any amount of accrued interest in respect of the bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Payments

Principal of and interest on the bonds (including bonds in definitive form issued in exchange for the global bond as described under “Definitive Certificates”) are payable by Canada in United States dollars to the persons in whose names the bonds are registered at the close of business on the record date preceding the relevant interest payment date or at maturity, as the case may be. The Registrar will act as Canada’s principal paying agent for the bonds pursuant to the Fiscal Agency Agreement. In the event definitive bonds are issued, Canada will appoint and maintain a transfer and paying agent in Luxembourg as further described under “Definitive Certificates”. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. Neither Canada nor the Registrar will have any responsibility or liability for any aspect of the records of DTC, CDS, Clearstream, Luxembourg or Euroclear relating to or payments made by such clearing systems on account of beneficial interests in a global bond or for maintaining, supervising or reviewing any records of such clearing systems relating to such beneficial interests.

If any date for payment in respect of any bond is not a business day, the holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “business day” means any day which is not a Saturday, Sunday or a legal holiday or a day on which banking institutions in the City of New York, the City of London, England, the City of Toronto or at the applicable place of payment are authorized or obligated by law or executive order to close.

All funds paid to the Registrar or any paying agent for payment of principal or interest and any Additional Amounts shall be held in trust for the registered holders of bonds. Any such moneys remaining unclaimed at the end of two years after the date on which such principal, interest or Additional Amounts shall have become due and payable shall be repaid to Canada, as provided and in the manner set forth in the bonds.

Further Issues

Canada may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds having terms and conditions the same as, and ranking equally with the bonds being issued pursuant to this prospectus supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) so that such further bonds shall be consolidated and form a single series with the bonds. Any further bonds shall be issued subject to an agreement supplemental to the Fiscal Agency Agreement.

Maturity, Redemption and Purchases

The principal amount of the bonds shall be due and payable on March 18, 2030. The bonds are not subject to any sinking fund, are not redeemable at the option of Canada prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of the holder prior to maturity.

The bonds may be redeemed at the option of Canada in whole, but not in part, at any time, on giving not less than 10 days’ and not more than 60 days’ notice to registered holders of bonds in accordance with “Notices” below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) Canada has or will become obliged to pay Additional Amounts as provided in the accompanying prospectus under the caption “Description of Bonds — Payment of Additional Amounts” as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this prospectus supplement, and (b) such obligation cannot be avoided by Canada taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which Canada would be obliged to pay such Additional Amounts were a payment in respect of the bonds then due. Prior to the delivery of any notice of redemption pursuant to this paragraph, Canada shall deliver to the Registrar a certificate signed by an officer of Canada stating that Canada is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of Canada so to redeem have occurred.

Canada may, if not in default under the bonds, at any time purchase bonds in the open market, or by tender or by private contract at any price and may cause the Registrar to cancel any bonds so purchased.

Definitive Certificates

No beneficial owner of bonds will be entitled to receive physical delivery of bonds in definitive form except in the limited circumstances described below.

If DTC notifies Canada that it is unwilling or unable to continue as depositary in connection with the global bonds or ceases to be a recognized clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by Canada within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, Canada will issue or cause to be issued fully registered bonds in definitive form in exchange for the global bonds. Canada may also at any time and in its sole discretion determine not to have any of the bonds held in the form of a global bond and, in such event, will issue or cause to be issued fully registered bonds in definitive form in exchange for such global bond. In the event definitive bonds are issued and for so long as the bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, Canada will appoint and maintain a transfer and paying agent in Luxembourg and notice of such appointment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.luxse.com.

Fully registered bonds in definitive form may be presented at the office of the Luxembourg transfer agent, for registration of transfer or exchange by the Registrar in accordance with the Fiscal Agency Agreement. Payments of interest on fully registered bonds in definitive form will be made by the Registrar by cheque or wire transfer in accordance with the Fiscal Agency Agreement. Fully registered bonds in definitive form may be surrendered at the office of the Registrar, the Luxembourg paying agent or such other paying agent appointed by Canada for payment of principal at maturity or on the date fixed for redemption.

Events of Default

The following events or circumstances shall be events of default (each an “Event of Default”) in relation to the bonds, namely: (a) Canada fails to pay any amount of principal in respect of the bonds on the due date for payment; (b) Canada fails to pay any amount of interest in respect of the bonds on the due date for payment and such default shall have continued for a period of 30 days thereafter; or (c) Canada defaults in the performance or observance of any of its other obligations under or in respect of the bonds and such default remains unremedied for 30 days after written notice requiring such default to be remedied has been delivered to Canada at the specified office of the Registrar by the holder of any bond.

If any Event of Default shall occur and be continuing in relation to the bonds, any holder or holders of bonds holding in the aggregate not less than 25% of nominal principal amount of the bonds then outstanding may, by written notice to Canada, at the specified office of the Registrar, declare the principal amount of the bonds and all interest then accrued on the bonds shall be due and payable, whereupon the bonds shall become immediately due and payable at their outstanding principal amount, together with all interest (if any) accrued thereon without presentment, demand, protest or other notice of any kind, all of which Canada will expressly waive, anything contained in the bonds to the contrary notwithstanding, unless, prior thereto, all Events of Default in respect of the bonds shall have been cured.

The holders of more than 50% of the aggregate principal amount of the outstanding bonds may rescind a declaration of acceleration if the Event of Default or Events of Default giving rise to the declaration has or have been cured. No such rescission shall affect any other or any subsequent Event of Default or any right of any holder in relation thereto.

Modification

The Fiscal Agency Agreement and the bonds may be amended or supplemented by Canada on the one hand, and the Registrar, on the other hand, without notice to or the consent of the registered holder of any bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further bonds as described under “Further Issues” above, or in any other manner which Canada may deem necessary or desirable and which, in the reasonable opinion of Canada, on the one hand, and the Registrar, on the other hand, will not adversely affect the interests of the holders of bonds.

Canada may, and upon a request in writing from holders of bonds holding not less than 10% of the aggregate principal amount of the bonds then outstanding shall, convene or cause to be convened a meeting of the holders of the bonds for any lawful purpose including to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement (except as provided in the immediately preceding paragraph) and the bonds (including the terms and conditions thereof). An Extraordinary Resolution in the form of a resolution duly passed at any such meeting shall be binding on all holders of bonds, whether present or not, and an Extraordinary Resolution in the form of an instrument signed by the holders of the bonds in accordance with the definition below shall be binding on all holders of the bonds; provided, however, that if the proposed modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the bonds would:

•	change the stated maturity of such bonds or change any interest payment date;

•	reduce or cancel the principal amount of such bonds;

•	change the rate of interest payable in respect of such bonds;

•	change the currency or place of payment of such bonds;

•	modify the provisions concerning the quorum required at any meeting of the holders of such bonds or any adjournment thereof or concerning the percentage required to pass an Extraordinary Resolution;

•	impair the right to institute suit for the enforcement of any payment on or with respect to such bonds;

•	reduce the percentage of the principal amount of bonds necessary to waive any future compliance or past default;

•	reduce the amount of principal payable upon acceleration of the maturity of such bonds;

•	permit early redemption of such bonds or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	change the definition of “outstanding” with respect to such bonds;

•	change Canada’s obligation to pay any Additional Amounts;

•	change the governing law provision of such bonds;

•	in connection with an exchange offer for such bonds, amend any event of default under such bonds;

•	change the status of such bonds, as described under “Description of Bonds — Status of the Bonds”; or

•	amend any of the bulleted provisions above in any manner,

then the quorum for the passing of such Extraordinary Resolution shall be one or more persons present and holding or proxies holding or representing at least 75% of the aggregate principal amount of the bonds then outstanding (or at any adjourned meeting at least 33 1/3%) and such Extraordinary Resolution shall require the affirmative vote of persons present and holding or proxies holding or representing not less than 75% in aggregate principal amount of the bonds then outstanding.

Except as described in the preceding paragraph, the term “Extraordinary Resolution” will be defined in the Fiscal Agency Agreement as a resolution passed at a meeting of registered holders of bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the bonds then outstanding represented at the meeting in person or by proxy and voted on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% of the aggregate principal amount of the outstanding bonds. Except as described in the preceding paragraph, the quorum at any such meeting for passing an Extraordinary Resolution will be one or more registered holders of bonds present in person or by proxy who hold or represent at least a majority in principal amount of the bonds then outstanding, or at any adjourned meeting called by Canada or the Registrar, one or more persons present in person or by proxy whatever the principal amount of the bonds then outstanding so held or represented.

In the event that the Registrar receives written notice from Canada that Canada intends to amend any of the bonds in a manner that would require the consent and agreement of the holders of such bonds by Extraordinary Resolution, the Registrar is authorized, without the need to convene a meeting of holders of the bonds, or to seek the prior instructions of such holders, to follow the directions of Canada to facilitate discussion of the circumstances giving rise to the proposed amendments, the terms of any proposed amendments and any other issues relevant to the proposed amendments; provided, however, that the Registrar is and shall remain the agent of Canada and as such shall have no authority on behalf of any holder of any bonds to agree to or to bind any such holder to any modification of the Fiscal Agency Agreement or any of the bonds, and it is acknowledged that the Registrar has no fiduciary duty to the holders of such bonds.

The authority given to the Registrar to meet with Canada and other interested parties to facilitate discussions shall automatically terminate as of the first meeting of the holders of the bonds to occur following the date on which the Registrar received the written notice from Canada referred to above unless such holders of the bonds shall have passed a resolution at that meeting (or at any adjournment thereof) authorizing the Registrar to continue to act in this capacity.

For purposes of determining whether the required percentage of holders of such bonds has approved any amendment, modification or change to, or waiver of, the bonds or the Fiscal Agency Agreement, or whether the required percentage of holders has delivered a notice of acceleration of such bonds, bonds which are held, directly or indirectly, by Canada will be disregarded and deemed not to be outstanding.

So long as the bonds are listed on the Luxembourg Stock Exchange, notice of any amendment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.luxse.com.

Governing Law

The bonds and the Fiscal Agency Agreement will be governed by, and interpreted in accordance with, the laws of the Province of Ontario, Canada and the laws of Canada applicable therein.

Notices

All notices to the registered holders of bonds will be mailed or delivered to such holders at their addresses indicated in records maintained by the Registrar and, as long as the bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website (www.luxse.com). Any such notice shall be deemed to have been given on the date of such delivery or publication, as the case may be, or in the case of mailing, on the fourth day after such mailing.

Prescription

Canada’s obligation to pay the principal and interest on the bonds will cease if the bonds are not presented for payment within a period of two years and a claim for interest is not made within two years from the date on which such principal or interest, as the case may be, becomes due and payable.

CLEARING AND SETTLEMENT

Links have been established among DTC, CDS, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the bonds and cross-market transfers of the bonds associated with secondary market trading. DTC will be directly linked to CDS, and indirectly linked to Clearstream, Luxembourg and Euroclear through the DTC accounts of their respective U.S. Depositaries.

The Clearing Systems

The clearing systems have advised Canada as follows:

DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants (“DTC Participants”) and to facilitate the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include certain of the Underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect DTC Participants”).

Transfers of ownership or other interests in bonds in DTC may be made only through DTC Participants. Indirect DTC Participants are required to effect transfers through a DTC Participant. In addition, beneficial owners of bonds in DTC will receive all distributions of principal of and interest on the bonds through such DTC Participants to the extent received by DTC. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Tax Matters — Material U.S. Federal Income Tax Considerations”.

Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, and because beneficial owners holding through DTC will hold interests in the bonds through DTC Participants or Indirect DTC Participants, the ability of such beneficial owners to pledge bonds to persons or entities that do not participate in DTC, or otherwise take actions with respect to such bonds, may be limited.

CDS. CDS was formed in November 2006 pursuant to the restructuring of The Canadian Depository for Securities Limited (“CDS Ltd.”). After the restructuring, CDS Ltd., founded in 1970, remains the holding company for CDS and two other operating subsidiaries and is Canada’s national securities clearing and depositary services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer-automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks (including their Canadian subcustodians), investment dealers and trust companies and may include certain of the Underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in the bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.

CDS is wholly-owned by CDS Ltd., a private corporation, wholly-owned by the TMX Group Limited. CDS is the exclusive clearing house for equity trading on the Toronto Stock Exchange and also clears a substantial volume of “over the counter” trading in equities and bonds.

Clearstream, Luxembourg. Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a registered bank. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to interests in the bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositaries for Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between CDS Participants will be in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear.

Transfers Between DTC and CDS, Clearstream, Luxembourg or Euroclear. Cross-market transfers between persons holding directly or indirectly through DTC Participants, on the one hand, and directly or indirectly through CDS Participants, Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC directly or through its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving bonds in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. CDS Participants, Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to DTC or the respective U.S. Depositary of Clearstream, Luxembourg or Euroclear.

Because of time-zone differences, credits of bonds received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Clearstream, Luxembourg Participant or Euroclear Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of bonds by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Transfers Between Clearstream, Luxembourg, Euroclear and CDS. Cross-market transfers between Clearstream, Luxembourg Participants, Euroclear Participants and CDS Participants will be effected in DTC.

When bonds are to be transferred from the account of a CDS Participant to the account of a Clearstream, Luxembourg Participant or Euroclear Participant, the CDS Participant will transmit instructions to CDS on settlement date. The Clearstream, Luxembourg Participant or Euroclear Participant will transmit instructions to Clearstream, Luxembourg or Euroclear at least one business day prior to settlement date. One business day prior to settlement date Clearstream, Luxembourg, and on settlement date Euroclear, will transmit trade instructions to its respective U.S. Depositary. The beneficial interests in the bonds and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. Depositary for Clearstream, Luxembourg and Euroclear.

Although DTC, CDS, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of bonds among participants of DTC, CDS, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX MATTERS

Canadian Federal Income Tax Consequences

For a discussion of the Canadian federal income tax consequences of owning the bonds, please see the section “Tax Matters – Canadian Federal Income Tax Consequences” in the prospectus, subject to the modifications described below.

The third paragraph in the section “Tax Matters – Canadian Federal Income Tax Consequences – Investors Resident in Canada – Dispositions” in the prospectus is replaced in its entirety by the following:

Certain Tax Proposals (the “Capital Gains Proposals”) would generally increase the capital gains inclusion rate from one-half to two-thirds for Canadian investors that are corporations or certain trusts, and from one-half to two-thirds on the portion of net capital gains realized in the year that exceed Cdn. $250,000 for Canadian investors that are individuals (other than certain trusts). On January 31, 2025, the Minister of Finance (Canada) announced that the implementation of the Capital Gains Proposals would be deferred to January 1, 2026. Canadian investors should consult their own advisors with respect to the application of the Capital Gains Proposals.

Material U.S. Federal Income Tax Considerations

The following summary supplements the discussion under “Tax Matters — Material U.S. Federal Income Tax Considerations” in the prospectus, to which reference is hereby made. The description reflects present law, which is subject to prospective and retroactive changes. The following summary deals only with persons who purchase the bonds in the initial offering at the offering price to the public and who are United States Persons (as defined below) that hold bonds as capital assets. It does not deal with the tax considerations relevant to certain holders, such as banks, traders who elect to mark to market, life insurance companies, regulated investment companies, real estate investment trusts, persons holding bonds as a hedge, straddle, conversion or integrated transaction, persons subject to any alternative minimum tax, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement,” and persons whose functional currency is not the U.S. dollar. In addition to other qualifications set forth in the accompanying prospectus, the following summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as the estate and gift tax) nor does it address the Medicare tax on net investment income.

Prospective purchasers of the bonds should consult their own tax advisors concerning the application of the U.S. federal, state and local tax laws to their particular situations, as well as the application of the tax laws of other jurisdictions.

For purposes of this discussion, a “United States Person” means a citizen or resident of the United States, a corporation (including a publicly traded partnership or other person that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust that is either subject to the control of one or more U.S. persons and the primary supervision of a U.S. court or has validly elected to be treated as a U.S. person.

Interest Payments

Interest on a bond received or accrued by holders, including Additional Amounts as defined in the accompanying prospectus, if any, and any Canadian income tax withheld, will be taxable to such holder as ordinary interest income at the time it is accrued or is paid, in accordance with such holder’s usual method of accounting for U.S. federal income tax purposes. If Canadian income tax is withheld, a holder may, subject to certain limitations, be entitled to a foreign tax credit or, at the election of such holder, a deduction in respect of the amount so withheld.

Dispositions

A holder’s tax basis in a bond generally will be the purchase price of such bond. Upon the sale, exchange, redemption or other taxable disposition of a bond, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition (other than accrued but unpaid interest and Additional Amounts, if any) and the holder’s tax basis in such bond. Gain or loss so recognized will be capital gain or loss. Any such capital gain or loss will be long term capital gain or loss if the bond has been held for more than one year. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income tax for certain noncorporate taxpayers including individuals) or losses (the deductibility of which is subject to limitations).

Reporting Obligations

Certain United States Persons are required to report information with respect to their investment in bonds not held through a custodial account with a U.S. financial institution to the Internal Revenue Service. Investors who fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the bonds.

Modifications

As described in the discussion under “Description of Bonds — Modification” in this prospectus supplement, the terms and conditions of the bonds may be amended by Extraordinary Resolution without the consent of every adversely affected holder to, among other things, change the stated maturity of any bond or any interest payment date, reduce or cancel the principal amount of the bonds or change the rate of interest payable in respect of the bonds. For U.S. federal income tax purposes, the modification of a debt instrument may be treated as a taxable exchange of the original debt instrument for a newly issued debt instrument if the modification is significant within the meaning of applicable Treasury Regulations. While it is anticipated that such potential U.S. federal income tax consequences would be described in connection with seeking holders’ consent to such modifications, U.S. Holders should note that it is possible that the bonds could be modified in ways that result in a taxable exchange for U.S. federal income tax purposes without the consent of the affected holder.

UNDERWRITING

Subject to the terms and conditions set forth in the Underwriting Agreement dated as of March 11, 2025 (the “Underwriting Agreement”), each of the underwriters named below (the “Underwriters”), for whom Barclays Bank PLC, BMO Capital Markets Corp., CIBC World Markets Corp., J.P. Morgan Securities plc and RBC Capital Markets, LLC are acting as representatives (the “Representatives”), has severally agreed to purchase, and Canada has agreed to sell to each of them severally, the respective principal amounts of bonds set forth opposite its name below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the bonds, if any are taken. The Underwriters may act through their respective U.S. affiliates or other U.S. broker-dealers when offering any bonds in the United States.

Underwriter	Principal Amount
Barclays Bank PLC	U.S. $	574,000,000
BMO Capital Markets Corp.		574,000,000
CIBC World Markets Corp.		574,000,000
J.P. Morgan Securities plc		574,000,000
RBC Capital Markets, LLC		574,000,000
BNP PARIBAS		52,500,000
BofA Securities, Inc.		52,500,000
Casgrain & Company Limited		52,500,000
Citigroup Global Markets Limited		52,500,000
Desjardins Securities Inc.		52,500,000
Goldman Sachs International		52,500,000
HSBC Bank plc		52,500,000
Laurentian Bank Securities Inc.		52,500,000
National Bank of Canada Financial Inc.		52,500,000
Scotia Capital (USA) Inc.		52,500,000
TD Securities (USA) LLC		52,500,000
Wells Fargo Securities, LLC		52,500,000

Total	U.S. $	3,500,000,000

The Underwriters have advised Canada that they propose initially to offer the bonds directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

The bonds are offered for sale in the United States, Canada and those jurisdictions in Europe and Asia where it is legal to make such offers.

Purchasers may be required to pay stamp duties or taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

The bonds are a new issue of securities with no established trading market. Canada has been advised by the Representatives that some of the Underwriters intend to make a market in the bonds, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the bonds.

In connection with the sale of the bonds, the Representatives (the “Stabilizing Managers”) or any person acting on behalf of any of them may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the Stabilizing Managers may over-allot the offering, creating a short position. In addition, the Stabilizing Managers may bid for, and purchase, the bonds in the open market to cover short positions or to stabilize the price of the bonds. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant bonds is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant bonds and 60 days after the date of the allotment of the relevant bonds. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

Canada has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

Canada will pay its issuing expenses estimated at U.S. $200,000. Canada’s estimated net proceeds from the issuance of the bonds will be approximately U.S. $3,483,665,000.

Canada expects that the bonds will be ready for delivery in book-entry form only through The Depository Trust Company, CDS Clearing and Depository Services Inc., Clearstream, Luxembourg or Euroclear, as the case may be, on or about March 18, 2025, which is the fifth business day following the date of the pricing of the bonds (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds prior to the day before the settlement date will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

Certain of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Canada. Certain of the Underwriters and their affiliates have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, certain of the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Canada. Certain of the Underwriters or their affiliates may have a lending relationship with Canada from time to time and may hedge their credit exposure to Canada consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Canada’s securities, including potentially the bonds offered hereby. Any such short positions could adversely affect future trading prices of the bonds offered hereby. Certain of the Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Each of the Underwriters has agreed that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the bonds or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the bonds, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Canada except as contained in the Underwriting Agreement.

Any underwriter who is not a U.S. registered broker-dealer will only effect offers or sales through one or more U.S. registered broker dealers in accordance with applicable U.S. securities laws and regulations.

In relation to each Member State of the European Economic Area, each Underwriter has represented, warranted and agreed that it has not made and will not make an offer of the bonds to the public in that Member State except that it may make an offer of the bonds in that Member State:

(i)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(ii)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the Representatives; or

(iii)	at any time in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the bonds shall require Canada or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. For the purposes of this provision, the expression an “offer of the bonds to the public” in relation to any bonds in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds so as to enable an investor to decide to purchase or subscribe for the bonds. For greater certainty, Canada’s intention is that Canada’s offer ends with the offer by the Underwriters of the bonds to their customers.

Each of the Underwriters has also agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue and sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Canada; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

The bonds have not been and will not be registered in Japan pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (the “FIEA”). Each of the Underwriters has agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the bonds in Japan or to or for the benefit of any person resident in Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Each of the Underwriters has represented and agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any bonds other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each of the Underwriters has represented, warranted and agreed, and each investor should note, as the case may be, that the bonds may not be offered or sold, or made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

LEGAL OPINIONS

The legality of the bonds will be passed upon on behalf of Canada by the Department of Justice (Canada), and on behalf of the Underwriters by Stikeman Elliott LLP of Toronto, Ontario, Canadian counsel for the Underwriters. Milbank LLP of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of Canada. Davis Polk & Wardwell LLP of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of the Underwriters.

The statements under “Tax Matters — Canadian Federal Income Tax Consequences” are set forth herein and in the accompanying prospectus in reliance upon the opinion of Stikeman Elliott LLP, Canadian counsel for the Underwriters, and the statements under “Tax Matters — Material U.S. Federal Income Tax Considerations” are set forth herein and in the accompanying prospectus in reliance upon the opinion of Milbank LLP.

GENERAL INFORMATION

The bonds have been accepted for clearing and settlement through DTC, CDS, Clearstream, Luxembourg and Euroclear. The Common Code is 302942650, the ISIN number is US43358BAB99 and the CUSIP number is 43358B AB9.

The issue and sale of the bonds is authorized by Order-in-Council P.C. 2024-0266, dated March 25, 2024.

Save as disclosed herein and in the accompanying prospectus, there has been no material adverse change in the fiscal condition or affairs of Canada which is material in the context of the issue of the bonds since March 31, 2024.

Except as described herein and in the accompanying prospectus, Canada is not involved in any litigation, arbitration or administrative proceedings which would materially adversely affect the financial position of Canada, to the best of the knowledge of Canada, nor are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

Copies of the following documents will, so long as any bonds are listed on the Luxembourg Stock Exchange, be available for inspection free of charge during usual business hours at the specified office of Canada: (a) the documents incorporated by reference herein and in the accompanying prospectus (copies of which may be obtained free of charge from Canada); (b) the Fiscal Agency Agreement (which will contain the form of the global bonds); (c) the Underwriting Agreement; and (d) Order-in-Council P.C. 2024-0266, dated March 25, 2024 authorizing the issue and sale of the bonds.

In the event definitive bonds are issued and for so long as the bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, Canada will appoint and maintain a transfer and paying agent in Luxembourg, and notice of such appointment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.luxse.com.

The auditor of Canada who reported on Canada’s most recently filed financial report is Karen Hogan, FCPA, Auditor General of Canada, Ottawa, Ontario.

No Obligation to Maintain Listing

If Canada, in its sole discretion, determines that it is unduly burdensome to maintain the admission of the bonds to the Official List of the Luxembourg Stock Exchange and admission to trading on the Euro MTF Market, it will use reasonable endeavors to seek an alternative admission to listing, trading and/or quotation of such bonds by another listing authority, securities exchange and/or quotation system that it deems appropriate in its sole discretion, after consultation with the Representatives. However, if such alternative listing is not available or, in the opinion of Canada, is impractical or unduly burdensome, the bonds may be delisted and an alternative listing may not be obtained. Subject to the foregoing, Canada is not under any obligation to maintain any listing of the bond in such circumstances.

Prospectus

U.S.$8,000,000,000

Debt Securities

Canada

Canada intends to offer up to U.S.$8,000,000,000 of its debt securities from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. You should read this prospectus and supplements carefully before you invest.

The debt securities will constitute direct unconditional obligations of Canada. The payment of the principal of and interest on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

For each offer and sale of debt securities under this prospectus, we will provide a prospectus supplement, and if applicable, a pricing supplement with the specific terms of each issue.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2025.

ABOUT THIS PROSPECTUS

This prospectus has been filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. The total aggregate proceeds of debt securities offered and sold in the United States or in circumstances where registration of the debt securities is required may not exceed U.S.$8,000,000,000 (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, or denominated in a currency other than United States dollars, the aggregate initial offering price will not exceed U.S.$8,000,000,000). This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. Canada has not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any applicable prospectus supplement. Canada takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and any applicable prospectus supplement, as well as the information previously filed by Canada with the SEC and incorporated by reference herein, is accurate only as of the date of such documents.

References in this prospectus to “U.S.$” are to lawful money of the United States of America.

WHERE YOU CAN FIND MORE INFORMATION

Canada is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, Canada files annual reports and other information with the SEC on a voluntary basis. These reports include certain financial, statistical and other information concerning Canada. Information filed by Canada is also available from the SEC’s Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym EDGAR, as well as from commercial document retrieval services.

The SEC allows Canada to “incorporate by reference” into this prospectus information filed by Canada with the SEC, which means that Canada can disclose important information to you by referring you to these documents.

This prospectus incorporates by reference Canada’s Annual Report on Form 18-K filed with the SEC on December 19, 2024, for the fiscal year ended March 31, 2024 (file no. 033-05368).

Canada also incorporates by reference all Annual Reports on Form 18-K and any amendments on Form 18-K/A filed with the SEC by Canada on or after the date hereof and prior to the termination of the offering of the debt securities offered hereunder. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Canada undertakes to provide without charge to each person receiving a copy of this prospectus, upon oral or written request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be addressed to Director General, Funds Management Division, Department of Finance, 13th Floor, 90 Elgin Street, Ottawa, Ontario, Canada K1A OG5 (telephone: 613-369-5613).

JURISDICTION AND CONSENT TO SERVICE

Canada has not agreed to waive any immunity from jurisdiction and has not appointed an agent in the United States upon which process may be served for any purpose. See “Description of the Debt Securities—Governing Law and Enforceability”.

USE OF PROCEEDS

The net proceeds of the debt securities to which this prospectus relates will be added to Canada’s official foreign exchange reserves unless otherwise stated in an applicable prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

The following is a brief summary of the terms and conditions of the debt securities and the fiscal agency agreement under which the debt securities will be issued. Copies of the forms of debt securities and the form of fiscal agency agreement are or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to such exhibits and to any applicable prospectus supplement. You should read the form of fiscal agency agreement, the forms of debt securities and any applicable prospectus supplement before making your investment decision.

The debt securities may be issued in one or more series as may be authorized from time to time by Canada. Reference is made to the applicable prospectus supplement for the following terms of debt securities offered thereby: (i) the designation, aggregate principal amount, any limitation on such principal amount and authorized denominations; (ii) the percentage of their principal amount at which such debt securities will be issued; (iii) the maturity date or dates; (iv) the interest rate, if any, which rate may be fixed, variable or floating; (v) the dates and paying agencies when and where interest payments, if any, will be made; (vi) any optional or mandatory redemption terms or repurchase or sinking fund provisions; (vii) whether such debt securities will be in bearer form with interest coupons, if any, or in registered form, or both, and restrictions on the exchange of one form for another; (viii) the currency in which the principal of and interest, if any, on the debt securities will be payable; (ix) any terms for conversions; (x) the exchange or exchanges, if any, on which application for listing of the debt securities may be made; and (xi) other specific provisions.

There will be a fiscal agent or agents for Canada in connection with the debt securities whose duties with respect to any series will be governed by the fiscal agency agreement applicable to such series. Canada may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent from time to time. Canada may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is the agent of Canada, is not a trustee for the holders of debt securities, and does not have the same responsibilities or duties to act for such holders as would a trustee.

References to principal and interest in respect of the debt securities shall be deemed also to refer to any Additional Amounts which may be payable. See “Payment of Additional Amounts.”

Status

The debt securities will constitute direct unconditional obligations of Canada and as such will carry the full faith and credit of Canada. Payments of the principal of and interest, if any, on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of Canada under each debt security will rank equally with all of Canada’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Payment of Additional Amounts

All payments of, or in respect of, principal of and interest on the debt securities will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, unless otherwise provided in an applicable prospectus supplement, Canada (subject to its rights of redemption) will pay to the registered holders of the debt securities such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the holders of debt securities of the amounts which would otherwise have been payable in respect of the debt securities in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any debt security:

(a)

a beneficial owner of which is subject to such taxes, duties, assessment or charges in respect of such debt security by reason of such owner being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such debt security;

(b)

presented for payment more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days; for this purpose, the “Relevant Date” in relation to any debt security means whichever is the later of:

(i)	the date on which the payment in respect of such debt security becomes due and payable; or

(ii)

if the full amount of the moneys payable on such date in respect of such debt security has not been received by the relevant paying agent on or prior to such date, the date on which notice is duly given to the holders of the debt securities that moneys have been so received;

(c)	in respect of any estate, inheritance, gift, sales, transfer, excise or personal property or similar tax, assessment or governmental charge; or

(d)

in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of (including premium) or interest on the debt security.

No such Additional Amounts shall be payable with respect to any debt security where such withholding or deduction is imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreements entered pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

Global Securities

The debt securities may be issued in the form of one or more fully registered global debt securities. The specific terms of the depositary arrangement with respect to any series of debt securities to be issued in the form of a global debt security will be described in the prospectus supplement relating to such series.

Governing Law and Enforceability

The debt securities and the fiscal agency agreement will provide that they are to be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, except as otherwise specified in the prospectus supplement.

No applicable law requires the consent of any public official or authority for proceedings to be brought in Canada or judgment to be obtained in any such proceedings against Canada arising out of or relating to obligations under the debt securities, nor is any immunity from jurisdiction available to Canada in any such proceedings, irrespective of whether a party to the proceedings or the holder of the debt security is or is not a resident within or a citizen of Canada. A judgment obtained in an action brought against His Majesty in right of Canada in the Federal Court of Canada is not capable of being enforced by execution but is payable out of the Consolidated Revenue Fund of Canada. Pursuant to the Currency Act (Canada), a judgment by a court in Canada must be awarded in Canadian currency, and such judgment may be based on a rate of exchange in existence on a day other than the day of payment.

Canada has not agreed to waive any immunity from jurisdiction nor has it appointed an agent in the United States upon which process may be served for any purpose. In the absence of a waiver of immunity by Canada, it would be possible to obtain a United States judgment in an action against Canada only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. However, even if a United States judgment could be obtained in any such action under that Act, it may not be possible to obtain in Canada a judgment based on such a United States judgment. Moreover, execution upon property of Canada located in the United States to enforce a judgment obtained under that Act may not be possible except under the limited circumstances specified in that Act.

TAX MATTERS

Canadian Federal Income Tax Consequences

The following, to the extent it constitutes a discussion of law and legal conclusions, and subject to the assumptions, limitations and qualifications set forth herein, represents the opinion of Stikeman Elliott LLP, special Canadian tax counsel to Canada. The discussion summarizes the material Canadian federal income tax considerations relating to the purchase, ownership and disposition of the debt securities by an investor who acquires debt securities pursuant to an offering by Canada and who, at all times for the purposes of the Income Tax Act (Canada) (the “Tax Act”): (i) is the beneficial owner of the debt securities, (ii) holds the debt securities as capital property and (iii) deals at arm’s length with Canada and any prospective purchaser of the debt securities.

Generally, the debt securities will be considered to be capital property to an investor provided that the investor does not hold the debt securities in the course of carrying on a business of buying and selling securities and has not acquired them as part of an adventure or concern in the nature of trade. This summary does not apply to an investor that is a financial institution (as defined in Section 142.2(1) of the Tax Act), an investor an interest in which is a “tax shelter investment” (as defined in the Tax Act), or an investor who has elected to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than the Canadian currency.

This summary is based upon the provisions of the Tax Act, the regulations thereunder and the Canada Revenue Agency’s (the “CRA”) published administrative and assessing policies as of the date of this prospectus. It also takes into account specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Canadian federal Minister of Finance prior to the date of this prospectus (“Tax Proposals”), but there is no certainty that such Tax Proposals will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial or foreign income tax considerations. This summary discusses the tax considerations applicable to persons who purchase debt securities upon their initial offering and does not discuss the tax considerations applicable to subsequent purchasers of the debt securities. The discussion does not address debt securities issued with original issue discount or other special features. The prospectus supplement or pricing supplement applicable to an issue of debt securities with such special features will address the federal income tax considerations relevant to investing in such debt securities and the discussion below is subject to any discussion of federal income tax considerations in an applicable prospectus supplement or pricing supplement.

In general, for the purposes of the Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the daily exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the CRA.

THIS DISCUSSION IS OF A GENERAL NATURE ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL OF THE POTENTIAL CANDIAN INCOME TAX CONSEQUENCES TO INVESTORS BASED ON THEIR PERSONAL CIRCUMSTANCES. ACCORDINGLY, THIS DISCUSSION IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR CONCERNING THE CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF DEBT SECURITIES. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS.

Investors Resident in Canada

The following section of this summary is applicable to an investor holding debt securities who, at all relevant times, is a resident of Canada for purposes of the Tax Act (a “Canadian investor”).

Interest

A Canadian investor (other than a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary) will be required to include in computing its income for a taxation year any interest on debt securities that becomes receivable or is received by it before the end of the year (depending upon the method regularly followed by the Canadian investor in computing income), except to the extent that such interest was included in computing the Canadian investor’s income for a preceding taxation year. In addition, if at any time a debt security is, or becomes, an “investment contract” (as defined in the Tax Act) in relation to such Canadian investor, the Canadian investor will be required to include in computing its income for a taxation year any interest that accrues to the Canadian investor on the debt security to the end of any “anniversary day” (as defined in the Tax Act) in that taxation year to the extent such interest was not otherwise included in the Canadian investor’s income for that taxation year or a preceding taxation year.

A Canadian investor that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on debt securities that accrues to it to the end of that year, or that becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing the Canadian investor’s income for a preceding taxation year.

If the offering price of a debt security includes unpaid interest from the issue date to the time of its acquisition by a Canadian investor, the amount of such unpaid interest may be deducted by the Canadian investor in a taxation year to the extent that the amount was included in the Canadian investor’s income for the taxation year, and the amount so deductible will reduce the adjusted cost base of the debt security to the Canadian investor.

Dispositions

A Canadian investor will generally be required to include in computing its income for the taxation year in which a disposition of a debt security occurs (or is deemed to occur) the amount of interest that accrues to it to the date of the disposition, except to the extent that such amount has otherwise been included in income.

In general, a disposition or deemed disposition of a debt security will give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any accrued interest and any reasonable costs of disposition, exceed (or are less than) the Canadian investor’s adjusted cost base of such debt security immediately before the disposition. One-half of any such capital gain (a “taxable capital gain”) realized by a Canadian investor in a taxation year will be included in computing the Canadian investor’s income for the year. One-half of the amount of any capital loss (an “allowable capital loss”) realized by a Canadian investor in a taxation year must be deducted from taxable capital gains realized by the Canadian investor in the year. Allowable capital losses in excess of taxable capital gains realized in the year may be carried back and deducted against net taxable gains realized in the three preceding taxation years or in any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

Certain Tax Proposals (the “Capital Gains Increase Proposals”) will, if enacted in their current form, increase the capital gains inclusion rate for capital gains realized on or after June 25, 2024, from one-half to two-thirds for (i) corporations and most trusts, and (ii) individuals and certain trusts on the portion of capital gains realized in a year that exceeds $250,000. The Capital Gains Increase Proposals also provide for corresponding adjustments to the inclusion rate of capital losses and capital losses carried forward from prior years (such that a capital loss realized prior to the rate change would fully offset an equivalent capital gain realized after the rate change), as well as for transitional rules and other consequential amendments. Canadian investors should consult their own tax advisers with respect to their particular circumstances.

Capital gains realized by individuals (including certain trusts) may be subject to the alternative minimum tax provisions of the Tax Act.

Additional Refundable Tax

A Canadian investor that is: (i) a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the year or (ii) a “substantive CCPC” (as defined in the Tax Act) at any time in the year, may be liable to pay an additional refundable tax on certain investment income, including an amount in respect of interest and taxable capital gains.

Investors Not Resident in Canada

The following section of this summary is applicable to an investor holding debt securities who, at all relevant times, for the purposes of the Tax Act, is, or is deemed to be, a non-resident of Canada and who does not hold or is not deemed to use or hold the debt securities in, or in the course of, carrying on a business in Canada (a “non-resident investor”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere. This summary assumes that no amount paid or payable in respect of the debt securities will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act. In general terms, a payment may be considered to arise under a “hybrid mismatch arrangement” in certain circumstances, including if (i) a payer of the payment does not deal at “arm’s length” with, or is a “specified entity” in respect of, a recipient of the payment, or (ii) the payment arises under, or in connection with, a “structured arrangement” (each within the meaning of the Tax Act), in each case, where certain additional conditions are met. Two entities will generally be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities. Prospective investors should note that the rules in the Tax Act relating to hybrid mismatch arrangements are highly complex and there remains significant uncertainly as to their interpretation and application.

A non-resident investor will not be subject to Canadian non-resident withholding tax on any interest paid or credited on the debt securities, provided that none of the interest (other than on a “prescribed obligation” described below) so payable is contingent or dependent on the use of, or production from, property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding which adjustment is determined by reference to a change in the purchasing power of money and no amount payable in respect thereof, other than an amount determined by reference to a change in the purchasing power of money, is contingent or dependent upon, or computed by reference to, any of the criteria described in the preceding sentence.

If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.

No other Canadian taxes on income, including taxable capital gains on the disposition of a debt security, are payable by a non-resident investor in respect of a debt security.

Material U.S. Federal Income Tax Considerations

The following, to the extent it constitutes a discussion of law and legal conclusions, and subject to the assumptions, limitations and qualifications set forth herein, represents the opinion of Milbank LLP, United States tax counsel to Canada. The discussion summarizes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debt securities by U.S. Holders (as defined below). The discussion does not purport to be a complete analysis of all of the potential tax consequences to investors based on their personal circumstances. This summary is based on the provisions of the Code, applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary addresses only investors that will hold the debt securities as “capital assets”, and does not address tax considerations applicable to you if you are subject to special tax rules including those applicable to banks, tax-exempt organizations, insurance companies, dealers, traders in securities or other persons who are required or who elect to mark to market, persons that will hold debt securities as a position in a hedging, straddle, conversion or integrated transaction, persons that have a functional currency other than the U.S. dollar and certain taxpayers who file applicable financial statements required to recognize income when the associated revenue is reflected on such financial statements. This summary discusses the tax considerations applicable to persons who purchase debt securities from the underwriters upon their initial offering and does not discuss the tax considerations applicable to subsequent purchasers of the debt securities. The discussion does not address debt securities issued in bearer form or with original issue discount or other special features (such as floating rate debt securities, short-term debt securities or debt securities that are subject to the rules for contingent payment debt instruments) or warrants to purchase debt securities. The prospectus supplement applicable to an issue of debt securities with such special features will address the U.S. federal income tax considerations relevant to your investment in such debt securities and the discussion below is subject to any discussion of U.S. federal income tax considerations in an applicable pricing supplement. If a partnership holds a debt security, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding a debt security, you should consult your own tax advisor. This summary does not address any U.S. federal tax consequences, other than U.S. federal income tax consequences (such as the estate and gift tax or the Medicare tax on net investment income), or any alternative minimum tax consequences. This summary also does not cover any state, local or foreign tax implications of the acquisition, ownership, or disposition of the debt securities.

WE ENCOURAGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, the term “U.S. Holder” means the beneficial owner of a debt security that for U.S. federal income tax purposes is (i) a citizen or individual resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in the United States or under the laws of the United States or of any State or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions (or for certain trusts formed prior to August 20, 1996, if such trust has a valid election in effect under U.S. law to be treated as a U.S. person).

Interest Payments

The term “interest” as used in this section “Material U.S. Federal Income Tax Considerations” includes any Additional Amounts required to be paid under the terms of a debt security. Interest on a debt security that you receive or accrue (whether received in U.S. dollars or a currency other than the U.S. dollar (“foreign currency”)) will be taxable to you as ordinary interest income at the time it is accrued or paid, in accordance with your method of accounting for U.S. federal income tax purposes. Interest received or accrued by you on a debt security generally will be income from sources outside the United States for purposes of computing the foreign tax credit limitation. For foreign tax credit limitation purposes, the income will generally be “passive category income” or, in the case of certain U.S. Holders, “general category income”. The rules regarding the availability of foreign tax credits are complex and your ability to credit foreign taxes, if any, may be subject to various limitations. You should discuss the foreign tax credit rules with your own tax advisor. If you are a cash basis taxpayer and you receive an interest payment in foreign currency, you will be required to include in income the U.S. dollar value of such payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time.

If you are an accrual basis holder of a debt security denominated in a foreign currency, you will be required to include in income the U.S. dollar value of the amount of interest income that has accrued with respect to an interest payment, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the spot exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied). You may elect to translate interest income on debt instruments denominated in a foreign currency using the exchange rate on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, you may elect to use the exchange rate on the date of receipt for such purpose if such date is within five business days of the last date of an interest accrual period. The election must be made in a statement filed with your return, and is applicable to all debt instruments for such year and thereafter unless changed with the consent of the Internal Revenue Service (the “IRS”).

If you are an accrual basis U.S. Holder of a debt security denominated in a foreign currency, upon receipt of an interest payment, you will recognize ordinary income or loss with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income that you accrued during such interest accrual period (as determined in the preceding paragraph). Any such income or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

Dispositions

Your tax basis in a debt security generally will be the U.S. dollar value of your purchase price of such debt security on the date of purchase. Upon the sale, exchange, retirement or redemption of a debt security, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or redemption (or the U.S. dollar value of the amount if it is realized in a foreign currency) (other than amounts attributable to accrued but unpaid interest, which will be taxable as interest as described above to the extent not previously included in income) and your adjusted tax basis in such debt security. Except with respect to gains or losses attributable to changes in exchange rates, as described in the next paragraph, gain or loss so recognized will be capital gain or loss. Any such capital gain or loss will be long term capital gain or loss if the debt has been held for more than one year. You should consult your tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain non-corporate taxpayers) or losses (the deductibility of which is subject to limitations).

Gain or loss attributable to changes in exchange rates with respect to the principal amount of a debt security generally will equal the difference, if any, between the U.S. dollar value of your foreign currency purchase price for the debt security determined at the spot rate on the date you dispose of the debt security and the U.S. dollar value of your foreign currency purchase price for the debt security determined at the spot rate on the date you purchased such debt security. In addition, upon the sale, exchange, retirement or redemption of a debt security, you may realize foreign currency gain or loss attributable to amounts received with respect to accrued and unpaid interest, which will be treated as discussed above under “Interest Payments”.

Such foreign currency gain or loss is recognized on the sale, exchange, retirement or redemption of a debt security only to the extent of total gain or loss recognized on the sale, exchange, retirement or redemption of such debt security. Gain or loss recognized on the sale, exchange, retirement or redemption of a debt security that is attributable to changes in the rate of exchange between the U.S. dollar and a foreign currency generally will be treated as ordinary income or loss.

Gain or loss that you realize on the sale, exchange, retirement or redemption of a debt security generally will be U.S. source gain or loss for purposes of computing the foreign tax credit limitation.

Transactions in Foreign Currency

Foreign currency received as a payment of interest on, or on the sale, exchange, retirement or redemption of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such sale, exchange, retirement or redemption. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition, and (ii) the tax basis of the recipient in such foreign currency and will be ordinary gain or loss.

Backup Withholding and Information Reporting

In general, payments of interest on, and the proceeds of a sale, exchange, redemption or other disposition of, a debt security, payable to you by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to you as required under applicable regulations. Backup withholding may apply to these payments if you fail to provide an accurate taxpayer identification number or certification of exempt status or fail to report all interest and dividends required to be shown on your U.S. federal income tax return. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining an exemption. Backup withholding may be refunded or allowed as a credit against your U.S. federal income tax liabilities if the required information is timely furnished to the IRS.

Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year or U.S. $75,000 at any time during the taxable year (and in some circumstances, a higher threshold) are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. Investors who fail to report required information may be subject to substantial penalties. You should consult your tax advisors regarding this and other reporting obligations relating to an investment in the debt securities.

THE ABOVE DISCUSSION IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO YOU. THE DISCUSSION ALSO DOES NOT ADDRESS FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO INVESTING IN DEBT SECURITIES ISSUED WITH ORIGINAL ISSUE DISCOUNT OR OTHER SPECIAL FEATURES AND IS SUBJECT TO ANY DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IN A PROSPECTUS SUPPLEMENT APPLICABLE TO AN ISSUE OF DEBT SECURITIES WITH SUCH SPECIAL FEATURES. EACH PROSPECTIVE INVESTOR IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE DEBT SECURITIES.

PLAN OF DISTRIBUTION

Canada may sell the debt securities to which this prospectus relates in any of three ways: (i) through underwriters or dealers, (ii) directly to one or a limited number of institutional purchasers or (iii) through agents. Each prospectus supplement with respect to the debt securities will set forth the terms of the offering of the debt securities, including the name or names of any underwriters or agents, the purchase price of the debt securities and the net proceeds to Canada from such sale, any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the debt securities may be listed.

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The debt securities may be sold directly by Canada or through agents designated by Canada from time to time. Any agent involved in the offer or sale of the debt securities will be named, and any commissions payable by Canada to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such debt securities for its own account.

Agents and underwriters may be entitled under agreements entered into with Canada to indemnification by Canada against certain civil liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for Canada in the ordinary course of business.

AUTHORIZED AGENT

The authorized agent of Canada in the United States is the Counsellor (Finance) at the Canadian Embassy at 501 Pennsylvania Avenue, N.W., Washington, D.C. 20001.

PUBLIC OFFICIAL DOCUMENTS

Information included or incorporated by reference herein, which is designated as being taken from a publication of Canada, or an agency or instrumentality thereof, is included or incorporated herein on the authority of such publication as a public official document.

ISSUER

CANADA

c/o Department of Finance

13th Floor, 90 Elgin Street

Ottawa, Ontario

Canada K1A 0G5

REGISTRAR, FISCAL, TRANSFER AND

PRINCIPAL PAYING AGENT

Citibank, N.A.

388 Greenwich Street 14th Floor

New York, New York 10013

LEGAL ADVISORS

to the Issuer	to the Underwriters

as to Canadian law Department of Justice (Canada) East Memorial Building 284 Wellington Street Ottawa, Ontario Canada K1A 0H8	as to Canadian law Stikeman Elliott LLP Commerce Court West 199 Bay Street Toronto, Ontario Canada M5L 1B9

as to U.S. law Milbank LLP 55 Hudson Yards New York, New York 10001 U.S.A.	as to U.S. law Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 U.S.A.

AUDITOR

Auditor General of Canada

240 Sparks Street

11th Floor West Tower

Ottawa, Ontario

Canada K1A 0G6

U.S. $3,500,000,000

Canada

4.000% United States Dollar Bonds due March 18, 2030

Barclays

BMO Capital Markets

CIBC Capital Markets

J.P. Morgan

RBC Capital Markets

BNP PARIBAS

BofA Securities

Casgrain

Citigroup

Desjardins Capital Markets

Goldman Sachs International

HSBC

Laurentian Bank Securities

National Bank of Canada Financial Markets

Scotiabank

TD Securities

Wells Fargo Securities

Prospectus Supplement dated March 11, 2025